Exhibit 10(a) - Amendment Number One to One Price Clothing Stores, Inc. 1991
                Stock Option Plan Dated June 9, 1999


                             AMENDMENT NUMBER ONE TO
                         ONE PRICE CLOTHING STORES, INC.
                             1991 STOCK OPTION PLAN

           This Amendment to the One Price Clothing Stores, Inc.("Company") 1991 Stock Option Plan ("Plan"), is adopted to be effective as of June 9, 1999.

          WHEREAS, the Board of Directors of the Company adopted the Plan on July 24, 1991 and the Plan was subsequently approved by the shareholders of the Company and became effective as of July 24, 1991; and

          WHEREAS, the Plan provided for an expiration date of July 23, 2001 and reserved a total of 400,000 shares for inclusion in the Plan, as subsequently adjusted for a three for two stock split on March 30, 1994; and,

           WHEREAS, upon the recommendation of the Compensation Committee, following review by an outside consultant, the Board on March 24, 1999, unanimously approved an extension of the expiration date of the Plan to July 23, 2003, an increase of an additional 500,000 shares in the total number of shares reserved for inclusion in the Plan, and reservation of up to 50,000 shares of restricted stock for grant, out of the total shares reserved for grant, all such changes to be effective as of June 9, 1999, subject to shareholder approval; and,

            WHEREAS, such changes were approved by the affirmative vote of the shareholders at the Company's Annual Meeting, held on June 9, 1999;

             NOW, THEREFORE, the Plan is hereby modified, effective as of June 9, 1999, as follows:

         1. Section 21 of the Plan, entitled "DURATION OF THE PLAN" is hereby amended to delete the date of July 31, 2001 and replace it with the date July 23, 2003.

         2. Section 4 of the Plan, entitled "STOCK SUBJECT TO PLAN" is hereby amended by deleting the second sentence of such section and replacing it with the following:

                  In addition to the initial 400,000 shares reserved for inclusion in the Plan, as subsequently adjusted for the three for two stock split on March 30, 1994, an additional 500,000 shares are reserved for grant under the Plan, any or all of which, at the Board's or Committee's discretion, may be intended to qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended, (the "Code").

         3. A new Section 4. A is hereby added to the Plan to read as follows:

         4.A      RESTRICTED STOCK

                  Up to 50,000 shares of the Common Stock authorized to be issued under this Plan may, at the sole discretion of the Board or the Committee, be issued as restricted stock, subject to the provisions of this Section 4.A ("Restricted Stock") and the other provisions of this Plan to the extent compatible with this Section 4.A, rather than issued as Options.


                  No grant of Restricted Stock shall vest until the recipient of the Restricted Stock (the "Grantee") has been continuously employed by the Company for a period of three (3) years from the date of grant of the Restricted Stock, except that all such grants to a Grantee shall immediately vest in the event the Grantee dies or becomes permanently or totally disabled within the meaning of Section 22(e)(3) of the Code or in the event that the Company dissolves or experiences a change-in-control, including without limitation, a merger, consolidation, stock sale or exchange, sale of substantially all of the Company's assets or similar transaction in which the Company is not the surviving entity. In the event of the death of the Grantee or the dissolution or change-in-control of the Company, all of that Grantee's Restricted Stock will be deemed to have vested immediately prior to his or her death or the dissolution or change-in-control.

                  All unvested Restricted Stock of a Grantee shall be immediately and automatically forfeited to the Company upon termination of a Grantee's employment for any reason except as explicitly otherwise provided herein.

                  Except to the extent specifically provided by the Committee in its sole discretion in writing to a Grantee, no Restricted Stock may be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily by the Grantee until the Restricted Stock vests. Any attempt to transfer any Restricted Stock in violation of the restrictions placed thereon shall result in all such shares included in the attempted transfer being immediately and automatically forfeited to the Company.

                  All shares of Restricted Stock forfeited to the Company for any reason shall no longer be charged against the limitations provided in Sections 4 and 4.A of this Plan and may again become shares subject to the Plan issuable either under Options or as Restricted Stock.

                  Restricted Stock awarded under this Section 4.A shall be transferred in consideration of the services of the Grantee without other payment therefor and shall be issued in the Grantee's name. The Grantee will have all of the rights of ownership of such shares, including without limitation the right to vote such shares and receive distributions with respect to such shares, subject to the terms, conditions, restrictions and limitations established pursuant to this
                  Section 4.A. Certificates for Restricted Stock shall be issued in the Grantee's name and shall be held in escrow by the Company (along with stock powers executed by the Grantee) until all conditions that may cause a forfeiture of such shares have lapsed or such shares are forfeited. A certificate or certificates representing a grant of Restricted Stock as to which such conditions have lapsed shall be delivered to the Grantee upon such lapse as soon as practicable after the Grantee has satisfied any applicable tax withholding requirements.

                  Restricted Stock shall be treated in the same manner as other outstanding shares of Common Stock in the event of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change; provided that any conditions and restrictions applicable to a Restricted Stock grant shall continue to apply to the Restricted Stock and any other securities or consideration received in connection with the foregoing except to the extent that this Section 4.A provides otherwise.

         4. In all other respects, the Plan is ratified and continued in accordance with its terms and conditions.